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EXHIBIT 16.1


                                                                 October 1, 2007



Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C.  20549

Re:      Multi-Media Tutorial Services, Inc.
         File Reference No. 0-25758

Dear SEC Representative:

We have read the statements made by Multi-Media Tutorial Services, Inc. regarding the recent change of auditors that will be included under Item 4.01 of the Form 8-K report that they will file. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.


Very truly yours,



Sherb & Co., LLP

/s/ Sherb & Co., LLP
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Certified Public Accountants